Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-82666, 333-113058, 333-138038) and on Form S-8 (No. 333-122657) of Hersha Hospitality Trust and subsidiaries of our report dated March 8, 2007 relating to the financial statements of Mystic Partners, LLC which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Hartford, CT

October 31, 2007